Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC.
REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS,
UPDATES EXPECTATIONS FOR FULL YEAR 2005,
 ANNOUNCES STRATEGIC REVIEW OF ITS OPERATING INFRASTRUCTURE, AND
INCREASES QUARTERLY CASH DIVIDEND BY 20% TO $0.12

New York, New York  -  July 28, 2005  -  Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the second quarter ended July 2, 2005.  The Company also updated its expectations for the full year 2005, announced a strategic review of its operating infrastructure to improve profitability, and increased its dividend to reflect its strong financial position.

Revenues for the second quarter totaled $1,176.4 million as compared to $1,052.6 million for the second quarter of 2004.  Earnings per share were $0.46 for the second quarter of 2005, as compared to $0.61 in the same period last year.  Earnings per share were $1.17 for the first six months of 2005, as compared to $1.34 for the same period last year.  Earnings per share, excluding the impact of manufacturing inefficiencies realized in connection with the consolidation of its Mexican denim manufacturing operations, were $0.48  for the second quarter and $1.21 for the first six months.

Peter Boneparth, President and Chief Executive Officer, stated, "Our second quarter financial performance was generally consistent with our expectations.  The wholesale better apparel businesses, Gloria Vanderbilt moderate apparel business and Barneys New York retail business each exceeded their plan.  This stronger performance offset previously announced expenses during the period of (i) $4.6 million due to lost manufacturing efficiencies associated with our denim operations and (ii) $3.2 million related to an arbitration award to a former employee, which were not in our plan.  Our moderate sportswear businesses also performed well and benefited greatly from the infrastructure changes implemented last year.  We continued to experience challenges in our wholesale footwear, accessories and junior denim businesses.  Comparable store sales from our owned footwear and ready-to-wear stores (excluding Barneys New York) increased 1.8% versus an increase of 3.8% in the prior year.  The Barneys New York luxury retail business reported comparable store sales increases of 13.0%;  to date, we have been very pleased with the performance of this business.  We are moving forward with plans to expand the resources available to Barneys in the form of additional management personnel, improved systems, and increased capital to support its store expansion program."

Wesley Card, Chief Operating and Financial Officer, commented, "The acquisitions of Maxwell Shoe and Barneys New York added $166.7 million to revenues during the quarter, partially offset by decreases in our wholesale better apparel, footwear and accessories business and our l.e.i. junior denim business.   Our operating profit margin for the quarter was 9.0%, compared to 12.8% in the prior year.  This decrease was primarily a result of gross margin pressure across many of our wholesale businesses largely attributable to lower levels of full price sales, along with the inclusion of Barneys, which carries a lower operating margin than the company average.  Our operating cash flow during the six months ending July 2, 2005 improved by $18.8 million over the same period last year, as our working capital planning remained disciplined."

- continued -

Mr. Card added, "Our accounts receivable at the end of the second quarter was $509.2 million, compared to $451.6 million at the end of the prior year period.  Exclusive of Maxwell Shoe and Barneys New York receivables, which were acquired during the third and fourth quarters of 2004, respectively, accounts receivable increased $2.0 million, or 0.4%.  Inventory at the end of the second quarter totaled $661.7 million, compared to $592.8 million at the end of the prior year period. Excluding acquisitions, inventory at the end of the second quarter 2005 totaled $583.1 million, a 1.6% decrease from the year-earlier period.    We ended the quarter with $1,272.2 million of funded debt and, net of $35.3 million cash on hand, our net debt to book capitalization ratio was 32.0%, in line with our expectations.  During the quarter, we repurchased approximately 3.54 million shares of common stock in the open market at an aggregate cost of $112.4 million, or $31.78 per share."

The Board of Directors approved a 20%  increase in the quarterly cash dividend from $0.10 per share to $0.12 per share, which is available to all common stockholders of record as of August 12, 2005 for payment on August 26, 2005.

Outlook and Strategic Operating Review

The Company is reducing its expected 2005 full year revenues to a range of $5.0 to $5.1 billion.  The Company also indicated its projected earnings per share on an adjusted basis, excluding  restructuring costs and manufacturing inefficiencies, are forecasted to equal or exceed the $2.39 earnings per share reported for 2004.   This adjusted range reflects revenue and gross profit reductions in the junior denim business and reductions in the wholesale footwear and accessories business as the Company continues to work with retailers to increase inventory turn and reduce stock levels.

Mr. Boneparth stated, "We are in a very solid financial position and have notable strengths relating to the creation of high quality product, superior merchandising skills, and a highly-recognizable brand portfolio.  At the same time, we believe that operational execution will increasingly be a key element in driving future success.  As a result, we are in the initial stages of a strategic review of our operating infrastructure to improve profitability and to ensure we are properly positioned for the long-term benefit of our shareholders.   By proactively reviewing our infrastructure, systems and operating processes at a time when the industry is undergoing consolidation and change, we plan to eliminate redundancies and improve our overall cost structure and margin performance."

The Company outlined three critical areas of review:

    Supply Chain Management -

        The Company is well into the initial stages of implementing an enterprise-wide merchandise planning system that has the ability to be fully integrated with third-party manufacturers.

         The Company is analyzing the capabilities of its third-party manufacturers to increase pre-production collaboration efforts with them, thereby increasing speed to market and improving margins.  This has already been achieved in some of the moderate businesses, and the initiative is now being expanded to include the better apparel business.

         Given the elimination of quotas and safeguards over the next few years, the Company plans to review its vendor matrix with an expectation of consolidating third-party manufacturing.

         The technology supporting each of the businesses is being carefully examined to determine the platform best suited to address the Company's growing business needs.

         The logistics network is being analyzed in an effort to reduce costs and increase efficiency by following a tiered approach of (i) direct shipping from factory to vendor, (ii) utilizing third party logistics providers, and (iii) multiple product usage of existing distribution centers.

  Manufacturing -

         The Company has assessed the performance of its owned manufacturing facilities.  To this end, on July 11th, it announced the consolidation of its operations in Mexico to improve capacity utilization rates while increasing its denim sourcing efforts available from alternative sources.

  General and Administrative Areas -

         The Company is reviewing all general and administrative support areas to increase efficiencies and improve service effectiveness.  In some instances, third-party consultants are assisting in the identification of best practices and providing benchmark analytics.

  - continued -

The Company expects the reviews to be substantially completed over the next three months, and estimates that the implementation and execution of the initiatives generated as a result of the reviews already underway, will be substantially completed over the next 36 months.  The Company has targeted annual savings of approximately $100 million once all the initiatives have been implemented.  The costs associated with the review and the ultimate execution expenses related to the initiatives that are derived will not be quantifiable until a later date.  To date, the Company has estimated $14 million in restructuring expenses associated with the consolidation of its denim manufacturing operations and $12.8 million in manufacturing inefficiencies associated with the transition plan, resulting in  full year estimated cost savings of $5 million.

Mr. Boneparth concluded, "I am pleased that we have the financial resources to drive any needed operational improvements so that cost synergies may be realized.  We are pursuing these strategic initiatives and at the same time we continue our ongoing program of returning incremental value to shareholders in the form of dividend distributions and share repurchase programs."

The Company will host a conference call with management to discuss these results and its outlook for 2005 at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com.   The call will be recorded and made available through August 5 and is accessible by dialing 877-344-7529.  Enter account number 373773.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Presentation of Information in the Press Release

In an effort to provide investors with additional information regarding the Company's consolidated operating results as determined by generally accepted accounting principals (GAAP), the Company has also disclosed in this press release non-GAAP information regarding the Strategic Review of its Infrastructure as discussed above.   The Company believes that providing further information resulting from the execution of the Strategic Review will allow investors to better analyze its ongoing results.  The Company has also provided a reconciliation of its GAAP results to adjusted results.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements.  The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements.  Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

       those associated with the effect of national and regional economic conditions;

       lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence or generally reduced shopping activity caused by public safety concerns;

        the performance of the Company's products within the prevailing retail environment;

        customer acceptance of both new designs and newly-introduced product lines;

        the Company's reliance on a few department store groups for large portions of the Company's business;

        consolidation of the Company's retail customers;

        financial difficulties encountered by customers;

        the effects of vigorous competition in the markets in which the Company operates;

        the Company's ability to identify acquisition candidates and acquire such businesses on reasonable financial and other terms, in an increasingly competitive environment for such acquisitions;

        the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;

        the Company's reliance on independent foreign manufacturers;

        changes in the costs of raw materials, labor and advertising;

        the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;

       the uncertainties of sourcing associated with the new environment in which quota has been eliminated on apparel products while political pressure is building for the re-imposition of quotas in certain categories; and

        the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and the information concerning trends and risk factors included in Management's Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company's other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(UNAUDITED)

All amounts in millions except per share data

	SECOND QUARTER				SIX MONTHS
	2005		2004		2005		2004

Net sales	$ 1,165.4	99.1%	$ 1,042.6	99.0%	$ 2,500.4	99.0%	$ 2,247.6	99.0%
Licensing income (net)	11.0	0.9%	10.0	1.0%	25.2	1.0%	23.1	1.0%

Total revenues	1,176.4	100.0%	1,052.6	100.0%	2,525.6	100.0%	2,270.7	100.0%
Cost of goods sold	741.9	63.1%	639.2	60.7%	1,592.4	63.1%	1,395.7	61.5%

Gross profit	434.5	36.9%	413.4	39.3%	933.2	36.9%	875.0	38.5%
SG&A expenses	329.1	28.0%	278.8	26.5%	669.5	26.5%	578.5	25.5%

Income from operations	105.4	9.0%	134.6	12.8%	263.7	10.4%	296.5	13.1%
Net interest expense and financing costs	17.9	1.5%	11.0	1.0%	36.8	1.5%	22.7	1.0%
Equity in earnings of unconsolidated affiliates	0.9	0.1%	0.6	0.1%	1.8	0.1%	1.4	0.1%

Income before taxes	88.4	7.5%	124.2	11.8%	228.7	9.1%	275.2	12.1%
Provision for income taxes	33.6	2.9%	46.6	4.4%	86.9	3.4%	103.2	4.5%

Net income	$ 54.8	4.7%	$ 77.6	7.4%	$ 141.8	5.6%	$ 172.0	7.6%

Shares outstanding - diluted	120.2		127.1		121.4		128.6
Earnings per share - diluted	$0.46		$0.61		$1.17		$1.34

Percentages may not add due to rounding.

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

	SECOND QUARTER		SIX MONTHS
	2005	2004	2005	2004

Net income (as reported)	$ 54.8	$ 77.6	$ 141.8	$ 172.0
Provision for income taxes	33.6	46.6	86.9	103.2
Manufacturing inefficiencies	4.6	-	8.4	-

Adjusted income before taxes	93.0	124.2	237.1	275.2
Adjusted provision for income taxes	35.3	46.6	90.1	103.2

Adjusted net income	$ 57.7	$ 77.6	$ 147.0	$ 172.0

Earnings per share - diluted (as reported)	$ 0.46	$ 0.61	$ 1.17	$ 1.34
Provision for income taxes	0.27	0.37	0.71	0.80
Manufacturing inefficiencies	0.04	-	0.07	-

Adjusted income before taxes	0.77	0.98	1.95	2.14
Adjusted provision for income taxes	0.29	0.37	0.74	0.80

Adjusted earnings per share - diluted	$ 0.48	$ 0.61	$ 1.21	$ 1.34

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(UNAUDITED)

All amounts in millions

(In millions)	Wholesale Better Apparel	Wholesale Moderate Apparel	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended July 2, 2005
Revenues from external customers	$ 300.6	$ 306.4	$ 218.7	$ 339.7	$ 11.0	$ 1,176.4
Intersegment revenues	38.0	-	9.0	-	(47.0)	-

Total revenues	338.6	306.4	227.7	339.7	(36.0)	1,176.4

Segment income	$ 26.0	$ 22.9	$ 25.3	$ 39.5	$ (8.3)	105.4

	7.7%	7.5%	11.1%	11.6%		9.0%
Net interest expense						(17.9)
Equity in earnings of unconsolidated affiliates						0.9

Income before provision for income taxes						$ 88.4

For the fiscal quarter ended July 3, 2004
Revenues from external customers	$ 320.2	$ 310.7	$ 213.1	$ 198.6	$ 10.0	$ 1,052.6
Intersegment revenues	30.6	4.6	12.7	-	(47.9)	-

Total revenues	350.8	315.3	225.8	198.6	(37.9)	1,052.6

Segment income	$ 43.7	$ 31.1	$ 38.1	$ 29.5	$ (7.8)	134.6

	12.5%	9.9%	16.9%	14.9%		12.8%
Net interest expense						(11.0)
Equity in earnings of unconsolidated affiliates						0.6

Income before provision for income taxes						$ 124.2

For the fiscal six months ended July 2, 2005
Revenues from external customers	$ 729.3	$ 661.5	$ 486.4	$ 623.2	$ 25.2	$ 2,525.6
Intersegment revenues	72.9	2.8	21.1	-	(96.8)	-

Total revenues	802.2	664.3	507.5	623.2	(71.6)	2,525.6

Segment income	$ 97.6	$ 68.5	$ 66.9	$ 49.9	$ (19.2)	263.7

	12.2%	10.3%	13.2%	8.0%		10.4%
Net interest expense						(36.8)
Equity in earnings of unconsolidated affiliates						1.8

Income before provision for income taxes						$ 228.7

For the fiscal six months ended July 3, 2004
Revenues from external customers	$ 729.4	$ 706.1	$ 443.8	$ 368.3	$ 23.1	$ 2,270.7
Intersegment revenues	71.9	6.5	31.8	-	(110.2)	-

Total revenues	801.3	712.6	475.6	368.3	(87.1)	2,270.7

Segment income	$ 99.7	$ 91.7	$ 87.7	$ 37.2	$ (19.8)	296.5

	12.4%	12.9%	18.4%	10.1%		13.1%
Net interest expense						(22.7)
Equity in earnings of unconsolidated affiliates						1.4

Income before provision for income taxes						$ 275.2

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

All amounts in millions

	July 2, 2005	July 3, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 35.3	$ 42.9
Accounts receivable, net of allowances of $45.8 and $43.6 for doubtful accounts, discounts, returns and co-op advertising	509.2	451.6
Inventories	661.7	592.8
Deferred taxes	57.7	69.3
Other current assets	80.0	72.9

TOTAL CURRENT ASSETS	1,343.9	1,229.5
Property, plant and equipment, at cost, less accumulated depreciation and amortization	309.9	261.6
Goodwill	2,100.6	1,633.1
Other intangibles, less accumulated amortization	831.0	753.8
Other assets	55.7	52.7

	$ 4,641.1	$ 3,930.7

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$ 123.3	$ 329.2
Current portion of long-term debt and capital lease obligations	357.8	5.6
Accounts payable	282.0	209.1
Income taxes payable	41.0	45.6
Accrued expenses and other current liabilities	160.8	133.2

TOTAL CURRENT LIABILITIES	964.9	722.7

NONCURRENT LIABILITIES:
Long-term debt and obligation under capital leases	791.1	395.2
Deferred taxes	167.7	108.5
Other	91.4	58.7

TOTAL NONCURRENT LIABILITIES	1,050.2	562.4

TOTAL LIABILITIES	2,015.1	1,285.1

STOCKHOLDERS' EQUITY	2,626.0	2,645.6

	$ 4,641.1	$ 3,930.7

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

All amounts in millions

	Six Months Ended
	July 2, 2005	July 3, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 141.8	$ 172.0

Adjustments to reconcile net income to net cash provided by operating activities, net of acquisitions:
Amortization of original issue discount	-	1.3
Depreciation and other amortization	51.8	50.4
Equity in earnings of unconsolidated affiliates	(1.8)	(1.4)
Dividends received from unconsolidated affiliates	-	1.5
Provision for losses on accounts receivable	1.3	(0.1)
Deferred taxes	29.6	2.3
Losses on redemption of Zero Coupon Convertible Senior Notes	-	8.4
Other	(0.5)	2.0
Changes in operating assets and liabilities:
Accounts receivable	(62.5)	(67.0)
Inventories	1.9	(1.3)
Prepaid expenses and other current assets	(12.0)	(23.6)
Other assets	4.2	(4.9)
Accounts payable	20.6	(28.6)
Income taxes payable	10.9	33.4
Accrued expenses and other liabilities	(33.2)	(11.1)

Total adjustments	10.3	(38.7)

Net cash provided by operating activities	152.1	133.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments relating to Barneys acquisition	(4.1)	-
Payments relating to Kasper acquisition	-	(37.8)
Capital expenditures	(37.6)	(26.1)
Acquisition of intangibles	(0.1)	-
Other	0.3	-

Net cash used in investing activities	(41.5)	(63.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facilities	54.0	329.2
Redemption of Zero Coupon Convertible Senior Notes	-	(446.6)
Redemption at maturity of 7.50% Senior Notes	-	(175.0)
Debt issuance costs	(0.4)	-
Principal payments on capital leases	(2.5)	(2.9)
Purchases of treasury stock	(155.6)	(91.1)
Dividends paid	(24.2)	(20.2)
Proceeds from exercise of employee stock options	8.9	30.5

Net cash used in financing activities	(119.8)	(376.1)

EFFECT OF EXCHANGE RATES ON CASH	(0.5)	(0.4)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9.7)	(307.1)
CASH AND CASH EQUIVALENTS, BEGINNING	45.0	350.0

CASH AND CASH EQUIVALENTS, ENDING	$ 35.3	$ 42.9